Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT



Family Life Corporation

Family Life Insurance Company

Financial Industries Real Estate Corporation

Financial Industries Service Corporation

Financial Industries Securities Corporation

Financial Industries Service Corporation of Mississippi, Inc.

Financial Industries Sales Corporation of Southern California, Inc.

FIC Insurance Group Services, LLC

FIC Insurance Services, L.P.

FIC Financial Services, Inc.

FIC Realty Services, Inc.

FIC Property Management, Inc.

FIC Computer Services, Inc.

InterContinental Life Corporation

Investors Life Insurance Company of North America

ILG Sales Corporation

ILG Securities Corporation

InterContinental Growth Plans, Inc.

InterContinental Life Agency, Inc.